Exhibit 5




December 18, 1997

HSB Group, Inc.
One State Street
P.O. Box 5024
Hartford, CT  06102-5024

Ladies and Gentlemen:

In reference to the Registration Statement of HSB Group, Inc. (hereinafter the "Company") on Form S-8 which is being filed with the Securities and Exchange Commission in connection with the registration of the Company's common stock, without par value (the "Common Stock") and, where applicable, participation interests (the "Participation Interests") to be offered under the Company's 1985 and 1995 Stock Option Plans and the Company's Employees' Thrift Incentive Plan (the "Plans"), you have asked my opinion as Deputy General Counsel of the Company, on the validity of the issuance of the shares being registered.

In rendering this opinion, I, or attorneys under my supervision, have examined the Plans, the Company's Articles of Incorporation and By-laws as presently in effect, the minutes of applicable Board meetings relating to the Plans, and such other records of the Company which I deem necessary under the circumstances.

Based on the foregoing, I am of the opinion that the proposed issuance of up to 2,600,000 shares of Common Stock under the Company's 1985 Stock Option Plan, up to 1,850,000 shares of Common Stock under the Company's 1995 Stock Option Plan and up to 298,981 shares of Common Stock, when sold as contemplated by the Registration Statement, will be duly and validly issued, fully-paid and non-assessable, and that the Participation Interests, when issued pursuant to the Company's Employees' Thrift Incentive Plan, will be duly and validly issued, fully-paid and non-assessable.

I hereby consent to the inclusion in said Registration Statement of this opinion as an exhibit thereto.

Sincerely yours,


/s/ Roberta A. O'Brien
Roberta A. O'Brien
Deputy General Counsel